Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports Second-Quarter Financial Results

Cambridge, Mass., July 30, 2014 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2014 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $82.9 million for the second quarter of 2014, compared with $79.0 million for the second quarter of 2013. Research revenues increased 2%, and advisory services and event revenues increased 11%, compared with the second quarter of 2013.

On a GAAP basis, net income was $4.3 million, or $0.23 per diluted share, for the second quarter of 2014, compared with net income of $6.2 million, or $0.28 per diluted share, for the same period in 2013.

On a pro forma basis, net income was $6.2 million, or $0.32 per diluted share, for the second quarter of 2014, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $1.2 million, amortization of $0.5 million of acquisition-related intangible assets, and reorganization costs of $1.0 million. This compares with pro forma net income of $7.2 million, or $0.33 per diluted share, for the same period in 2013, which reflects a pro forma tax rate of 39%. Pro forma net income for the second quarter of 2013 excludes stock-based compensation of $0.9 million, amortization of $0.6 million of acquisition-related intangible assets, reorganization costs of $0.3 million, and net investment gains of $0.1 million.

“Forrester met our revenue and EPS guidance for the second quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “We are seeing continued traction as the market responds to our focus on helping clients win, serve, and retain digitally empowered customers. With the largest parts of the business performing well, we are raising our full-year revenue and EPS guidance.”

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables. Forrester is providing third-quarter 2014 financial guidance as follows:

Third-Quarter 2014 (GAAP):

•	Total revenues of approximately $73.0 million to $76.0 million.

•	Operating margin of approximately 5.5% to 7.5%.

•	Other income, net of zero.

•	An effective tax rate of 39%.

•	Diluted earnings per share of approximately $0.14 to $0.18.

Third-Quarter 2014 (Pro Forma):

Pro forma financial guidance for the third quarter of 2014 excludes stock-based compensation expense of $1.9 million to $2.1 million, amortization of acquisition-related intangible assets of approximately $0.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.0% to 11.0%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $0.22 to $0.26.

Our full-year 2014 guidance is as follows:

Full-Year 2014 (GAAP):

•	Total revenues of approximately $310.0 million to $315.0 million.

•	Operating margin of approximately 5.5% to 6.5%.

•	Other income, net of zero.

•	An effective tax rate of 39%.

•	Diluted earnings per share of approximately $0.58 to $0.64.

Full-Year 2014 (Pro Forma):

Pro forma financial guidance for full-year 2014 excludes stock-based compensation expense of $7.0 million to $7.5 million, reorganization costs of approximately $1.9 million, amortization of acquisition-related intangible assets of approximately $2.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.0% to 10.0%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $0.95 to $1.01.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly dividend of $0.16 per share payable September 17, 2014, to shareholders of record on September 3, 2014.

About Forrester Research

Forrester Research (Nasdaq: FORR) is a global research and advisory firm serving professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2014 and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2014, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Research services	$52,322	$51,312	$103,115	$101,590
Advisory services and other	30,625	27,641	52,903	48,724

Total revenues	82,947	78,953	156,018	150,314

Operating expenses:
Cost of services and fulfillment	33,558	30,786	63,038	57,813
Selling and marketing	28,630	26,789	58,513	53,846
General and administrative	9,815	8,420	19,342	17,907
Depreciation	2,289	2,302	5,062	4,662
Amortization of intangible assets	536	554	1,075	1,113
Reorganization costs	1,039	314	1,888	1,905

Total operating expenses	75,867	69,165	148,918	137,246

Income from operations	7,080	9,788	7,100	13,068

Other income, net	79	255	15	631
Gains (losses) on investments, net	43	98	80	(102)

Income before income taxes	7,202	10,141	7,195	13,597

Income tax provision	2,913	3,956	2,972	5,243

Net Income	$4,289	$6,185	$4,223	$8,354

Diluted income per share	$0.23	$0.28	$0.22	$0.38

Diluted weighted average shares outstanding	19,044	21,747	19,479	22,202

Basic income per share	$0.23	$0.29	$0.22	$0.38

Basic weighted average shares outstanding	18,757	21,256	19,184	21,781

Pro forma data (1):

Income from operations	$7,080	$9,788	$7,100	$13,068
Amortization of intangible assets	536	554	1,075	1,113
Reorganization costs	1,039	314	1,888	1,905
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	798	743	1,871	1,647
Selling and marketing	127	150	465	572
General and administrative	293	(25)	829	509

Pro forma income from operations	9,873	11,524	13,228	18,814

Other income, net	79	255	15	631

Pro forma income before income taxes	9,952	11,779	13,243	19,445

Pro forma income tax provision	3,782	4,594	5,032	7,584

Pro forma net income	$6,170	$7,185	$8,211	$11,861

Pro forma diluted income per share	$0.32	$0.33	$0.42	$0.53

Diluted weighted average shares outstanding	19,044	21,747	19,479	22,202

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2014	December 31, 2013
Balance sheet data:
Cash, cash equivalents and marketable investments	$133,658	$155,145
Accounts receivable, net	$41,182	$77,543
Deferred revenue	$143,938	$152,903

	Six Months Ended June 30,
	2014	2013
Cash flow data:
Net cash provided by operating activities	$35,281	$37,231
Purchases of property and equipment	$(871)	$(1,267)
Repurchases of common stock	$(54,940)	$(92,083)
Dividends paid	$(6,128)	$(6,414)

	As of June 30,
	2014	2013
Metrics:
Agreement value	$225,470	$211,025
Client retention	75%	76%
Dollar retention	87%	89%
Enrichment	97%	95%
Number of clients	2,439	2,451

	As of June 30,
	2014	2013
Headcount:
Total headcount	1,306	1,235
Research and consulting staff	489	442
Sales staff	500	469